                                                                    Exhibit 12.1

LITCHFIELD FINANCIAL CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES

                                                             YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------
                                              1994        1995        1996         1997        1998
                                              ----        ----        ----         ----        ----
INCOME BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM                      4318        5515        8574        10737       14369
INTEREST EXPENSE                              3158        6138        7197        10675       14265
                                              ----       -----       -----        -----       -----
TOTAL                                         7476       11653       15771        21412       28634
                                              ====       =====       =====        =====       =====

TOTAL                                         7476       11653       15771        21412       28634
                                              ----       -----       -----        -----       -----
INTEREST EXPENSE                              3158        6138        7197        10675       14265

RATIO OF EARNINGS TO FIXED
  CHARGES                                     2.37        1.90        2.19         2.01        2.01
                                              ====       =====       =====        =====       =====